As filed with the Securities and Exchange Commission on September 11, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GETTY IMAGES, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0177556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 N. 34th Street
Seattle, Washington 98103
(Address of principal executive offices)

Getty Images, Inc. Amended and Restated 1998 Stock Incentive Plan
(Full title of the plan)

Jeffrey L. Beyle Senior Vice President and General Counsel
Getty Images, Inc.
601 N. 34th Street
Seattle, Washington 98103
(206) 925-5000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
J. Sue Morgan
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $.01 per share	291,814	$17.12	$4,995,855.70	$460.00

(1)
Together with an indeterminate number of additional securities which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high ($17.60) and low ($16.63) sales price of shares of our common stock on September 5, 2002, as reported for such date on the Nasdaq National Market.

INTRODUCTORY STATEMENT

This registration statement (“Registration Statement”) is being filed to register additional shares authorized for issuance pursuant to section 5 of the Getty Images, Inc. Amended and Restated 1998 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Getty Images, Inc. (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a)    the Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)    the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed on May 10, 2002 and August 12, 2002, respectively;

(c)    the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on February 9, 1998, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(d)    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Deleware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification (including reimbursement for expenses incurred) under certain circumstances arising under the Securities Act.

Article VII of the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate”) and Article XI of the Registrant’s Bylaws, as amended (the “Bylaws”), provide that the Registrant shall, to the full extent permitted by law, indemnify its directors, officers, employee and agents with respect to liability arising out of their capacity or status as directors, officers, employees or agents. Article VII of the Restated Certificate and Article XI of the Bylaws also provide that the Registrant shall pay expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of final disposition. Any repeal or modification of such provisions by the Registrant’s stockholders shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.04 of the Restated Certificate limits the liability of directors to the corporation or its stockholders to the full extent permitted by law as it now exists. If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the full extent authorized by the DGCL, as so amended. Any repeal or modification of this provision in the Restated Certificate shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to or at the time of such repeal or modification.

In addition to the indemnification provided in the Bylaws and the Restated Certificate, the Registrant has entered into indemnification agreements to indemnify its directors and certain officers and maintains liability insurance for its directors and officers. The Registrant believes that the provisions in its Restated Certificate and Bylaws, the indemnification agreements and the insurance are necessary to attract and retain qualified directors and officers.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of PricewaterhouseCoopers, Independent Accountants

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Getty Images, Inc. Amended and Restated 1998 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed on April 19, 2002)

Item 9.    UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 11th day of September, 2002.

GETTY IMAGES, INC.

By:	/s/ ELIZABETH J. HUEBNER
Elizabeth J. Huebner Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Jeffrey L. Beyle and Elizabeth J. Huebner, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 11th day of September, 2002.

SIGNATURE	TITLE

/s/ JONATHAN D. KLEIN Jonathan D. Klein	Chief Executive Officer and Director (Principal Executive Officer)

/s/ ELIZABETH J. HUEBNER Elizabeth J. Huebner	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MARK H. GETTY Mark H. Getty	Executive Chairman and Director

/s/ JAMES N. BAILEY James N. Bailey	Director

/s/ ANDREW S. GARB Andrew S. Garb	Director

/s/ CHRISTOPHER H. SPORBORG Christopher H. Sporborg	Director

/s/ MICHAEL A. STEIN Michael A. Stein	Director

/s/ MARK TORRANCE Mark Torrance	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of PricewaterhouseCoopers, Independent Accountants

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Getty Images, Inc. Amended and Restated 1998 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed on April 19, 2002)